Exhibit 99.1

CONTACT:

Stanley Berger

SM Berger & Company

(216)464-6400

Q.E.P. CO., INC., REPORTS FISCAL 2007 FIRST-QUARTER

FINANCIAL RESULTS

BOCA RATON, FLORIDA—July 18, 2006—Q.E.P. CO., INC. (Nasdaq: QEPC), today announced financial results for its fiscal 2007 first quarter ended May 31, 2006.

For the fiscal 2007 first quarter, net sales increased 8.5 percent to a quarterly record $54.1 million, compared with $49.9 million in the fiscal 2006 first quarter. Increased sales volume in several of the Company’s product categories including underlayment, adhesives and carpet tools contributed to the first quarter’s sales growth. In addition, the complete integration of the Capitol USA acquisition contributed to higher sales of the Company’s adhesive products. Sales outside North America accounted for approximately 22 percent of sales in the fiscal 2007 first quarter.

The gross profit for the fiscal 2007 first quarter increased to $15.3 million from $14.4 million in the same period last year. Gross profit as a percentage of sales for the fiscal 2007 first quarter was 28.2 percent, up sequentially from the fourth quarter’s 25.7 percent, but down compared with 28.8 percent for the fiscal 2006 first quarter. Gross margins continue to be effected by high raw material prices. In addition, the gross margins for the quarter were also impacted by higher volumes of rebates from the Company’s home center customers.

For the 2007 fiscal first quarter, pretax income was $386,000, down from $1.5 million in the same period last year, which included a $1.1 million gain from the sale of Roberts Tape and $505,000 expense for the change in the warrant put liability. For the fiscal 2007 first quarter, the Company reported net income of $244,000, or $0.06 per diluted share, compared to $770,000, or $0.21 per diluted share, for the first quarter last fiscal year.

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “I am pleased with the progress we are making in the integration of Capitol USA, the higher level of business compared with the same period last year, and the sequential financial improvements in cost controls, price increases and profitability. We are slowly making progress, even though our profitability has performed under our expectations for the past six quarters.

“In addition, during the quarter we successfully amended our loan agreement with our lenders and increased sales to home centers by approximately 10 percent from further product penetration. We are pleased with the breadth of our products that answer the needs of the professional and do-it-yourselfer. The sale of these product offerings is positioning the Company to increase its market share in our various niche businesses,” concluded Mr. Gould.

The Company will host a conference call at 9:30 a.m. Eastern Time today to discuss this press release and to answer questions. To participate in the conference call, please dial 800-936-9754 five to 10 minutes before the call is scheduled to begin. The financial information to be discussed during the conference call is included in the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on July 17, 2006 and will be added to Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding our integration of the Capitol USA business, and financial improvements in cost controls, price increases and profitability, our growth in our net sales, the sale of our product offerings positioning us to increase our market share in our various niche businesses and our ability to implement additional price increases are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are our assumptions relating to the expected growth in sales of our products, the continued success of our manufacturing processes, continued increases in the cost of raw materials and finished goods, improvements in productivity and cost reductions, the continued success of initiatives with certain of our customers, the success of our price increases initiatives, and the success of our sales and marketing efforts. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended February 28, 2006, filed with the SEC, and in other reports already filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data; unaudited)

	Three Months Ended
	5/31/06	5/31/05
Net sales	$54,132	$49,873
Cost of goods sold	38,866	35,522

Gross profit	15,266	14,351

Costs and expenses
Shipping	5,548	5,034
General and administrative	5,052	4,583
Selling and marketing	3,558	4,445
Other expense	(2)	(1,153)

Total costs and expenses	14,156	13,800

Operating income	1,110	2,442

Change in warrant put liability	—	505
Interest expense	724	487

Income before provision for income taxes	386	1,450

Provision for income taxes	142	680

Net income	$244	$770

Basic net income per common share	$0.07	$0.22

Diluted net income per common share	$0.06	$0.21

Weighted average number of common shares - diluted	3,838	3,618

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	5/31/06	2/28/06
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$731	$852
Accounts receivable	32,899	33,258
Inventories	33,447	34,128
Other current assets	3,969	4,334

Total current assets	71,046	72,572

Property and equipment, net	8,131	8,296
Goodwill	16,967	16,799
Other intangible assets, net	3,079	3,109
Other assets	212	310

Total Assets	$99,435	$101,086

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$21,630	$24,041
Accrued liabilities	6,423	7,655
Lines of credit	29,342	26,284
Current maturities of long-term debt	4,449	4,431
Warrant put liability	1,789	1,789

Total current liabilities	63,633	64,200

Notes payable	3,139	4,950
Other long-term debt	4,367	4,197
Deferred income taxes	217	213

Total Liabilities	71,356	73,560
Shareholders’ equity	28,079	27,526

Total Liabilities and Shareholders’ Equity	$99,435	$101,086

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